Exhibit 99.1

FOR IMMEDIATE RELEASE OTCBB-AAFS
June 2, 2009

Omni Bio Pharmaceutical, Inc. Completes Name Change and Announces Managerial Appointments and Position Changes

Denver, CO – June 2, 2009 – Omni Bio Pharmaceutical, Inc. (“OMNI”) (OTCBB: AAFS) announces that it has consummated the previously announced name change from Across America Financial Services, Inc.  The Company is in process of having a new ticker symbol assigned to more closely reflect its name and will announce the new symbol once it becomes effective.

Omni also announced the appointment of Robert C. Ogden to the positions of Chief Financial Officer,  Secretary and Treasurer of both Omni and its wholly owned subsidiary Omni Bio Operating, Inc. Mr. Ogden will be engaged on a part-time basis and is expected to spend approximately 50% of his time on Company related business.

Mr. Ogden brings 20 years of senior financial management experience in both private and public companies.   Since 2007, Mr. Ogden has been a financial consultant providing services ranging from interim Vice President of Finance of an IP telephony software company to SEC reporting and accounting assistance for a multi-national, business process outsourcing services company.  From 2004 to 2007, Mr. Ogden served as Chief Financial Officer, Treasurer and Secretary of SAN Holdings, Inc., a publicly traded data storage solutions provider and software company, where he was responsible for all administrative and finance functions.  From 2000 to 2004, he was a financial consultant, primarily providing financial controller and financial reporting services for both private and public companies in a variety of industries, including software, computer hardware and financial services.  From 1997 to 2000, he served as Vice President, Corporate Controller and Chief Accounting Officer for TAVA Technologies, Inc., a publicly held national systems integration and software company. He began his career as a public accountant with PricewaterhouseCoopers.  Mr. Ogden holds a B.S. in Commerce from the University of Virginia and is a CPA.

Additionally, both Omni and Omni Bio Operating, Inc. appointed Edward C. Larkin as Chief Operating Officer and Executive Vice President.  Mr. Larkin had served as Omni’s interim Chief Financial Officer.  He has been associated with Omni and its predecessor, Apro Bio Pharmaceutical, Inc., since January 2007.

About Omni Bio Pharmaceutical, Inc.

Omni is the licensee of issued and pending patents from the University of Colorado.  Omni has been advancing broad-spectrum therapeutics targeting bacterial and viral diseases, biohazards, diabetes and transplant rejection since February 2006.

The Company’s core technology is based on novel discoveries made at the University of Colorado involving therapeutic agents already approved for use in humans.

Regarding Forward Looking Statements

Statements in this document regarding future financial, scientific or operating results, future development programs, the development and commercialization of new supplier, partner or customer contracts, the commitment of suppliers and future opportunities for any of the companies mentioned herein, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not statements of historical fact (including but not limited to statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements.

There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in results of animal or human clinical trials, engineering and material costs, development costs, the availability of future financing on terms that are acceptable to any of the companies mentioned herein, other general costs and expenses; the ability to retain key personnel; the Company's ability to successfully execute its business strategies; the levels and availability of government sponsored research programs including possible funding from the Project Bio-Shield Act of 2004 and the Pandemic and All Hazards Act of 2006; lack of commercial revenues; delays in the possible development of a commercial market for products due to FDA restrictions or requirements to increase our levels of clinical testing; our reliance on a limited number of suppliers for raw materials used in products; shortages of raw materials; competitive conditions in the industry; business cycles affecting the markets in which any of the companies mentioned herein conducts business; and economic conditions generally.

Additional risk factors may be found in the company’s Form 8-K., filed April 6, 2009 and in other documents filed by the Company with the U.S. Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management as of the date of this press release, and the companies mentioned herein do not assume any obligation to update their forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

Company Contact:

Edward C. Larkin
Chief Operating Officer
Omni Bio Pharmaceutical, Inc.
303-867-3415